Exhibit 99.2

SuccessFactors Files its Form 10-K with No Adjustment from Prior Periods

SAN MATEO, Calif. – March 8, 2011 — Today, SuccessFactors, Inc. (Nasdaq: SFSF) announced it filed its Annual Report on Form 10-K, with no restatements of its prior period financial statements. On March 2, the company issued a press release stating its intention to restate its results for the quarter ended September 30, 2010. After further analysis, the company has concluded there was no need for a restatement of the prior period.

The issue involved the accounting for foreign currency fluctuations in the assets and liabilities of an Australian holding company subsidiary in the third quarter during which certain intercompany agreements had not been finalized. Initially the company concluded that this would have an impact on its third quarter accounting. However, upon further research and fact finding, the company has determined that while the final holding company structure was not in place during that period, the interim structure also supports its original accounting conclusions. The company ultimately concluded that its accounting, which considers the nature of the assets and liabilities in the Australian holding company and whether settlement is planned or anticipated in the foreseeable future, was appropriate during this period.

About SuccessFactors

SuccessFactors is the leading provider of cloud-based Business Execution (BizX) software solutions to organizations of all sizes, with more than 8 million users across multiple industries and geographies. We strive to delight our customers by delivering innovative solutions, a broad range of content, process expertise and best practices knowledge gained from serving our large and varied customer base. Today, we have more than 3,200 customers in more than 168 countries using our application suite in 34 languages. Our customer base includes organizations with as few as three and as many as 2,000,000 end users.

Execution Is The Difference™

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Contact:

For investor inquiries:

Karen Moran

650.645.4439

kmoran@successfactors.com

For media inquiries:

Andrea Meyer

415.370.7329

ameyer@successfactors.com